Exhibit 5.1

September 6, 2023

BGC Group, Inc.

499 Park Avenue

New York, NY 10022

Re:	BGC Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to BGC Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”). The Registration Statement relates to the proposed offers by the Company to exchange (collectively, the “Exchange Offers”) any and all validly tendered (and not validly withdrawn) and accepted 3.750% Senior Notes due October 1, 2024, 4.375% Senior Notes due December 15, 2025 and 8.000% Senior Notes due May 25, 2028 (collectively, the “Old Notes”) issued by BGC Partners, Inc., a Delaware corporation and BGC Group’s wholly owned subsidiary (“BGC Partners”), for up to $300,000,000 in aggregate principal amount of 3.750% Senior Notes due October 1, 2024, up to $300,000,000 in aggregate principal amount of 4.375% Senior Notes due December 15, 2025 and up to $350,000,000 in aggregate principal amount of 8.000% Senior Notes due May 25, 2028, to be issued by the Company (collectively, the “New Notes”), pursuant to a Dealer Manager Agreement, dated September 6, 2023, by and between the Company and BofA Securities, Inc. (the “Dealer Manager Agreement”), which New Notes will be registered under the Act.

The New Notes will be issued pursuant to an indenture (the “Base Indenture”), as supplemented by separate supplemental indentures for each series of New Notes, to be entered into by and between the Company and UMB Bank, N.A., as trustee (the “Trustee”), the forms of which are filed as exhibits to the Registration Statement (the “New Notes Supplemental Indentures” and, collectively with the Base Indenture, the “New Notes Indenture”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, the prospectus included therein (the “Prospectus”) and the accompanying letter of transmittal and consent, (ii) the form of the Base Indenture, (iii) forms of the New Notes Supplemental Indentures, (iv) forms of the New Notes, (v) the Dealer Manager Agreement, (vi) the Amended and Restated Certificate of Incorporation of the Company, dated July 1, 2023 (the “Certificate of Incorporation”), (vii) the Amended and Restated By-Laws of the Company, dated July 1, 2023 (the “By-Laws”), (viii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and (ix) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinion as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinion set forth below.

We have also assumed that the New Notes Indenture will have been duly authorized, executed and delivered by the Trustee; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the New Notes Indenture; and that the New Notes Indenture constitutes a legal, valid, and binding obligation of the Trustee.

Based upon the foregoing, we are of the opinion that, when the New Notes Indenture is duly executed and delivered by the respective parties and duly qualified under the Trust Indenture Act of 1939, as amended, and when the New Notes have been duly executed, authenticated, issued, and delivered against receipt of the Old Notes, in accordance with the terms of the Dealer Manager Agreement, the New Notes Indenture and the Exchange Offer described in the Prospectus, the New Notes will constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP